                                                              EXHIBIT 99-5(b)(4)

                                LETTER AGREEMENT

August 24, 1992

Frank Russell Company
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Section 3 of the Service Agreement between Frank Russell Investment Company and Frank Russell Company, dated May 1, 1987, the Frank Russell Investment Company advises you that it is creating three new funds to be named the Fixed Income III, Multistrategy Bond and Emerging Markets Funds (the "Funds") and that the Funds desires Frank Russell Company to provide PVS Services with respect to the Funds pursuant to the terms and conditions of the Service Agreement. The fees to be charged by the Administrator to the Funds in return for its services are as set forth the Service Agreement.

Please indicate your acceptance to provide the service to the Fixed Income III, Multistrategy Bond, Emerging Markets and Emerging Markets Securities Funds by executing the acceptance copy of the Letter Agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Director of Operations

Accepted this 28th day of August, 1992.


FRANK RUSSELL COMPANY

By: /s/ Karl J. Ege
    -------------------------------
        Karl J. Ege, Secretary